Exhibit 99

Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG CORP. TO PRESENT AT THE
33RD ANNUAL J.P. MORGAN HEALTHCARE CONFERENCE

NASHVILLE, Tenn. - (January 9, 2015) - AmSurg Corp. (NASDAQ: AMSG) today announced that it will participate in the 33rd Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2015, in San Francisco, California. In connection with the conference, there will be an on-line simulcast and a replay of the presentation available at the Company’s web site starting at 8:00 a.m. Pacific Time / 10:00 a.m. Central Time. Christopher A. Holden, President and Chief Executive Officer, and Claire M. Gulmi, Executive Vice President and Chief Financial Officer, will be speaking at the conference.

The live audio webcast and replay of the presentation will be available on the Company’s website by going to www.amsurg.com and clicking on Investors. For the live audio, please go to the site at least 15 minutes prior to the presentation to download and install any necessary audio software. The webcast replay will be available for 30 days.

AmSurg Corp. operates an Ambulatory Services business that acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the U.S. AmSurg also operates a Physician Services business that provides outsourced physician services in multiple specialties to hospitals, ASCs and other healthcare facilities, primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. Through these businesses as of September 30, 2014, AmSurg owns and operates 243 ASCs in 34 states and provides physician services in 25 states, employing more than 2,600 physicians and other healthcare professionals.

- END -